Exhibit 99.4

Company Contact:

Joseph T. Schepers

Director, Investor Relations

(800) 793-2145 ext. 3002

jschepers@pernixtx.com

Pernix Therapeutics Completes Acquisition of Cypress

Pharmaceuticals, Inc. and Hawthorn Pharmaceuticals, Inc.

THE WOODLANDS, TEXAS, January 2, 2013 – Pernix Therapeutics Holdings, Inc. (“Pernix” or the “Company”) (NYSE MKT: PTX), a specialty pharmaceutical company, today announced that it has completed the acquisition of Cypress Pharmaceuticals, Inc. (“Cypress”), a privately-owned generic pharmaceutical company, and Hawthorn Pharmaceuticals, Inc. (“Hawthorn”), a privately-owned branded pharmaceutical company. Under the terms of the definitive agreement announced on November 14, 2012 and as amended on December 28, 2012, Pernix will pay up to $102 million, including an up-front payment of $52.0 million in cash and $34.0 million in equity (approximately 4.4 million shares of the Company’s common stock) at closing as well as up to $11 million payable in December 2013 and an additional $5 million in a milestone payment.

In connection with the closing of the acquisition, the Company completed a $42 million credit facility. MidCap Financial served as Sole Bookrunner, Administrative Agent and Co-Lead Arranger. Cypress and Hawthorn significantly increases and broadens the Company’s branded and generic product portfolio. Cypress and Hawthorn also have clinical and regulatory expertise, receiving approval of more than 10 ANDAs in the last three years and 2 NDAs in 2011. In addition, 15 ANDAs and one 505(b)(2) NDA were filed at the FDA, and Cypress and Hawthorn also have several products in clinical development.

Cooper Collins, President and CEO of Pernix, said, “We are pleased to close on this transaction before the end of the year. We believe the acquisition of Cypress and Hawthorn are an excellent fit for Pernix, and will serve as a key driver for the company’s future growth. We plan to rapidly integrate the branded business of Hawthorn and the generic business of Cypress, and we expect to capitalize on the synergies of the combined companies.”

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics is a specialty pharmaceutical company primarily focused on the sales, marketing, manufacturing and development of branded, generic and OTC pharmaceutical products. The Company manages a portfolio of branded and generic products. The Company’s branded products for the pediatrics market include CEDAX®, an antibiotic for middle ear infections, NATROBA™, a topical treatment for head lice marketed under an exclusive co-promotion agreement with ParaPRO, LLC, and a family of treatments for cough and cold (BROVEX®, ALDEX® and PEDIATEX®). The Company’s branded products for gastroenterology include OMECLAMOX-PAK®, a 10-day treatment for H. pylori infection and duodenal ulcer disease, and REZYST™, a probiotic blend to promote dietary management. The Company promotes its branded pediatric and gastroenterology products through its sales force. Pernix markets its generic products through its wholly-owned subsidiary, Macoven Pharmaceuticals. The Company’s wholly-owned subsidiary, Great Southern Laboratories, manufactures and packages products for the pharmaceutical industry in a wide range of dosage-forms. A product candidate utilizing cough-related intellectual property is in development for the U.S. OTC market. Founded in 1996, the Company is based in The Woodlands, TX.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

About MidCap Financial, LLC

MidCap Financial, LLC is a commercial finance company focused on middle market lending in the broad national healthcare industry. MidCap specializes in $5 million to $200 million loans. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles and focuses on four areas:

•	Leveraged loans to healthcare companies with over $5 million in EBITDA;

•	Life Sciences loans to VC-backed and public pharmaceutical, biotech and medical device companies;

•	Asset-Based working capital loans to healthcare providers collateralized by third-party accounts receivable and other assets;

•	Real Estate loans to skilled nursing facilities, senior housing properties and medical office buildings.

Additional information about MidCap Financial, LLC can be found at www.midcapfinancial.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements. Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. No assurances can be given regarding the Company’s future performance. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.